                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

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                                 SCHEDULE 13G/A
                                 (RULE 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c) and (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2

                       (Amendment No. _______2_________)(1)

                            Integral Technologies Inc
               ---------------------------------------------------

                                (Name of Issuer)

                                  Common Stock
               ---------------------------------------------------

                         (Title of Class of Securities)

                                    45810J103
               ---------------------------------------------------

                                 (CUSIP Number)

                                  May 12, 2005
               ---------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                               [ ] Rule 13d-1 (b)

                               [X] Rule 13d-1 (c)

                               [ ] Rule 13d-1 (d)

---------------------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G                          Forms
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CUSIP NO. 45810j103                                            Page 2 of 7 Pages

                                      13G
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1.    NAME OF REPORTING PERSONS
      I.R.S IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      GOVERNMENT OF SINGAPORE INVESTMENT CORPORATION PTE LTD
      (NONE)

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2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [ ]

                                                                 (b)  [X]

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3.    SEC USE ONLY

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4.    CITIZENSHIP OR PLACE OF ORGANIZATION
      SINGAPORE

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NUMBER OF               5.    SOLE VOTING POWER                  0
SHARES                  --------------------------------------------------------
BENEFICIALLY            6.    SHARED VOTING POWER                1,656,600
OWNED BY EACH           --------------------------------------------------------
REPORTING               7.    SOLE DISPOSITIVE POWER             0
PERSON WITH             --------------------------------------------------------
                        8.    SHARED DISPOSITIVE POWER           1,656,600
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9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,656,600

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10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES *                                                       [ ]

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11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      4.12%

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12.   TYPE OF REPORTING PERSON*
      OO

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                      *SEE INSTRUCTIONS BEFORE FILING OUT!

Schedule 13G                          Forms
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CUSIP NO. 45810j103                                            Page 3 of 7 Pages

                                      13G
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1.    NAME OF REPORTING PERSONS
      I.R.S IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      GOVERNMENT OF SINGAPORE
      (NONE)

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2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [ ]

                                                                 (b)  [X]

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3.    SEC USE ONLY

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4.    CITIZENSHIP OR PLACE OF ORGANIZATION
      SINGAPORE

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NUMBER OF               5.    SOLE VOTING POWER                  0
SHARES                  --------------------------------------------------------
BENEFICIALLY            6.    SHARED VOTING POWER                1,656,600
OWNED BY EACH           --------------------------------------------------------
REPORTING               7.    SOLE DISPOSITIVE POWER             0
PERSON WITH             --------------------------------------------------------
                        8.    SHARED DISPOSITIVE POWER           1,656,600
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9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,656,600

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10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES *                                                       [ ]

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11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      4.12%

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12.   TYPE OF REPORTING PERSON*
      OO

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                      *SEE INSTRUCTIONS BEFORE FILING OUT!

ITEM 1(a). NAME OF ISSUER

            Integral Technologies Inc

ITEM 1(b). ADDRESS OF ISSUERS' PRINCIPAL EXECUTIVE OFFICES

            805 West Orchard Drive
            Suite 7
            Bellingham, WA 98225
            United States

ITEM 2(a). NAME OF PERSON FILING

           I     Government of Singapore Investment Corporation Pte Ltd

           II    Government of Singapore

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE

           I             168 Robinson Road
                         #37-01 Capital Tower
                         Singapore 068912

           II   c/o      Government of Singapore Investment Corporation Pte Ltd
                         168 Robinson Road
                         #37-01 Capital Tower
                         Singapore 068912

ITEM 2(c). CITIZENSHIP

            I & II   Singapore

ITEM 2(d). TITLE OF CLASS OF SECURITIES

                Common stock

ITEM 2(e). CUSIP NUMBER

                45810J103

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b) OR
(c), CHECK WHETHER THE PERSON FILING IS A

                N.A.

IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(c), CHECK THIS BOX.        [x]

ITEM 4. OWNERSHIP

      The aggregate number of securities and percentage of the class of securities of the Issuer beneficially owned by each Reporting Person named in
Item 2(a), as well as the number of securities as to which such person is deemed to have sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or to direct the disposition, shared power to dispose or direct the disposition, is set forth in the following table:


                                             No of Securities             Power to Vote            Power to Dispose
                                            ------------------      -----------------------    -------------------------
            Person                          Beneficially Owned      Sole(1)       Shared(1)    Sole(1)         Shared(1)
----------------------------------          ------------------      -------       ---------    -------         ---------
Government of Singapore Investment
Corporation Pte Ltd                              1,656,600             0          1,656,600       0            1,656,600

Government of Singapore                          1,656,600             0          1,656,600       0            1,656,600

Total (all Reporting Persons)                    1,656,600             0          1,656,600       0            1,656,600

1 The Government of Singapore Investment Corporation Pte Ltd shares power to vote and power to dispose of the 1,656,600 securities beneficially owned by it with the Government of Singapore.

2     The reporting persons disclaim membership in a group.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five
percent of the class of securities, check the following        [x]

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                     N.A.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                     N.A.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                     N.A.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

                     N.A.

ITEM 10. CERTIFICATION

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

MATERIAL TO BE FILED AS EXHIBITS

1.    Power of Attorney by Minister for Finance, Singapore dated 5 March 1998

(Incorporated by reference to Exhibit No. 1 to Schedule 13G,dated March 23, 1998 regarding SPDR Trust Series 1).

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

    17 May 2005
                                    Government of Singapore Investment
    Date                            Corporation Pte Ltd

                                    by /s/ Ang Siok Beng        Julia Yap
                                       ----------------------------------
                                       Ang Siok Beng      Julia Yap
                                       Senior Manager      Senior Manager

                                    Government of Singapore
                                    by Government of Singapore Investment
                                    Corporation Pte Ltd, its attorney-in-fact

                                    by /s/ Ang Siok Beng      Julia Yap
                                       ----------------------------------
                                       Ang Siok Beng      Julia Yap
                                       Senior Manager      Senior Manager